Exhibit (i)(29)
Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103
(215) 988-2700 (Phone)
(215) 988-2757 (Facsimile)
www.drinkerbiddle.com
July 17, 2006
Goldman Sachs Trust
71 South Wacker Drive, Suite 500
Chicago, IL 60606

RE:	International Real Estate Securities Fund
Ladies and Gentlemen:
     We have acted as counsel for Goldman Sachs Trust, a Delaware statutory trust (the “Trust”), in connection with the registration under the Securities Act of 1933 of shares of beneficial interest representing interests in an additional series, or fund, of the Trust known as the International Real Estate Securities Fund. The International Real Estate Securities Fund has three classes of shares: Class A Shares, Class C Shares, and Institutional Shares. The Trust is authorized to issue an unlimited number of shares of each class. These classes are hereinafter referred to as the “Shares.”
     We have reviewed the Trust’s Declaration of Trust, its amended and restated by-laws and resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have deemed appropriate.
     This opinion is based exclusively on the Delaware Statutory Trust Act and the federal law of the United States of America.
     Based on the foregoing, we are of the opinion that the Shares, when issued against payment therefor as described in the Trust’s prospectuses relating thereto, will be legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust). Pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series or class, to pay certain custodian, transfer, servicing or similar agent charges by

Goldman Sachs Trust
July 17, 2006

setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).
     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of a Post-Effective Amendment to the Registration Statement of the Trust. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.
Very truly yours,
/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP